EXHIBIT 10.3

OPTIMUMCOMPANY COMPANY HOLDINGS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

OptimumBank Holdings, Inc. hereby establishes the Non-Employee Director Compensation Plan (the “Plan”), effective as of January 1, 2012. All Common Shares issued under and subject to the terms of this Plan will be issued under OptimumBank Holdings, Inc. 2011 Equity Incentive Plan and/or its successor plans and shall be deemed to be “Bonus Shares” for purposes of such Plan.

1. Definitions. Whenever the following terms are used in the Plan they shall have the meanings specified below unless the context clearly indicates to the contrary:

(a)	“Administrator”: The Board.

(b)	“Bank”: OptimumBank, or any successor or successors thereto.

(c)	“Board”: The Board of Directors of the Company or OptimumBank

(d)	“Common Shares”: The Company’s Common Stock, par value $.01 per share.

(e)	“Company”: OptimumBank Holdings, Inc. or any successor or successors thereto.

(f)	“Director”: An individual duly elected or chosen as a member of the Board who is not an officer or employee of the Company or the Bank.

(g)	“Fair Market Value”: With respect to a Common Share, (i) the last reported closing price for a Common Share on The NASDAQ Capital Market (or any appropriate national securities or over-the-counter market if the Common Shares are no longer listed on The NASDAQ Capital Market) on the last business day of the Plan Quarter, or if there was no sale of Common Shares so reported for such day, on the most recently preceding day on which there was such a sale or (ii) if the stock is not publicly traded, the fair market value for a Common Share for the last business day of the Plan Quarter, as determined by the Board.

(h)	“Fees”: Compensation payable to each Director for service on the Board and Board committees in the amounts and subject to the conditions set forth in paragraph 4 hereof.

(i)	“Plan”: The Plan set forth in this instrument, as it may from time to time be amended.

(j)	“Plan Quarter”: Each 3-month period beginning January 1 and ending December 31.

(k)	“Quarterly Fee”: The dollar value of the Fees payable to a Director for each Plan Quarter as determined pursuant to paragraph 4 hereof.

2. Purpose. The purpose of the Plan is to provide for payment to Directors of a substantial portion of their Fees in Common Shares in order to align the interests of such Directors with the stockholders of the Company and thereby promote the long-term success and growth of the Company.

3. Participation. Participation by a Director in the Plan shall be automatic.

4. Amount of Fees. Commencing on or after January 1, 2012, the amount of Quarterly Fees payable in cash and Common Shares to each Director is as follows:

(a)	(i) $1,000 for each Board meeting attended by such Director during the Plan Quarter; plus

(ii) $200 for each Audit Committee meeting attended by such Director during the Plan Quarter if such Director serves as a member of the Audit Committee, or $250 for each Audit Committee meeting attended by such Director during the Plan Quarter if such Director serves as Chairperson of the Audit Committee; plus

(iv) $100 for each Compensation Committee meeting attended by such Director during the Plan Quarter if such Director serves as a member of the Compensation Committee, or $125 for each Compensation Committee meeting attended by such Director during the Plan Quarter if such Director serves as Chairperson of the Compensation Committee.

(b) Fees in such dollar amount as shall be set by the Board by Board resolution with respect to Plan Quarters subsequent to 2012, in each case calculated as set forth in paragraph 5 hereof.

(c) Directors who are both Company Directors and Bank Directors shall not receive Fees under this paragraph 4 for service in both capacities.

5. Form of Payment of Fees. As soon as practicable after each Plan Quarter, the Company shall issue to each Director Fees for such Plan Quarter as follows:

(a)	25% of the Quarterly Fee shall be issued in cash;

(b)	75% of the Quarterly Fee shall be issued in the form of whole Common Shares equal to the sum of (i) the Quarterly Fee divided by the Fair Market Value for the Plan Quarter. To the extent that the application of the foregoing formula would result in the issuance of fractional shares for a Plan Quarter, no fractional Common Shares shall be issued, but instead the Company shall round up such fraction to a whole Common Share, which shall be added to the number of whole Common Shares issued to such Director for such Plan Quarter.

6. Administration. The Plan shall be administered by the Administrator. The Administrator shall have such powers as may be necessary to discharge its duties hereunder. The Administrator may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who may be counsel to the Company. No member of the Administrator shall act in respect of his or her own Common Shares. All decisions and determinations by the Administrator shall be final and binding on all parties. All decisions of the Administrator shall be made by the vote of the majority, including actions in writing taken without a meeting.

7. Amendment and Termination. The Board may alter or amend the Plan from time to time or may terminate it in its entirety; provided, however, that no such action shall, without the consent of a Director, affect the rights in any Common Shares issued to which such Director is entitled under the Plan. In the event of any change in the outstanding Common Shares by reason of (i) any stock dividend, stock split, combination of shares, recapitalization or any other change in the capital structure of the Company, (ii) any merger, consolidation, spin-off, spin-out, split-up, reorganization, partial or complete liquidation or other assets, issuance of rights or warrants to purchase securities, or (iii) any other corporate transaction or event having an effect similar to any of the foregoing, the number or kind of Common Shares that may be issued under the Plan shall automatically be adjusted so that the proportionate interest of the Directors shall be maintained as before the occurrence of such event. Such adjustment shall be conclusive and binding for all purposes with respect to the Plan. Without limiting the generality of the foregoing, the Board may amend the Plan to eliminate provisions which are no longer necessary as a result of changes in tax or securities laws or regulations or in the interpretation thereof.

8. Shares Subject to Plan. The Common Shares that may be issued under the Plan may be shares of original issue or treasury shares or a combination of both.

9. General Provisions.

(a)	No Continuing Right as Director. Neither the adoption or operation of the Plan, nor any document describing or referring to the Plan, or any part thereof, shall confer upon any Director any right to continue as a member of the Board of the Company or the Bank.

(b)	Restrictions on Shares and Rights to Shares. Except for any restrictions required by law, a Director shall have all rights of a stockholder with respect to his or her Shares. No rights to Shares shall be assigned, pledged, hypothecated or otherwise transferred by a Director or any other person, voluntarily or involuntarily, other than (i) by will or the laws of descent and distribution, or (ii) pursuant to a domestic relations order meeting the definition of a qualified domestic relations order under the Code. No person shall have any right to encumber, pledge or dispose of any other interest herein or right to receive payments hereunder, nor shall such interests or payments be subject to seizure, attachment or garnishment for the payments of any debts, judgments, alimony or separate maintenance obligations or be transferable by operation of law in the event of Company bankruptcy, insolvency or otherwise, all payments and rights hereunder being expressly declared to be nonassignable and nontransferable.

(c)	Governing Law. The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts executed in and to be performed within the State.

(d)	Withholding Taxes. To the extent that the Company is required to withhold Federal, state or local taxes in connection with any component of a Director’s compensation it shall be a condition to the receipt of any Common Shares that the Director make arrangements satisfactory to the Company for the payment of the balance of such taxes required to be withheld, which arrangement may include relinquishment of the Common Shares.

(e)	Miscellaneous. Headings are given to the paragraphs of the Plan solely as a convenience to facilitate reference. Such headings, numbering and paragraphing shall not in any case be deemed in any way material or relevant to the construction of the Plan or any provisions thereof. The use of the singular shall also include within its meaning the plural, and vice versa.

Approved by Compensation Committee: March 27, 2012

Approved by Board: March 27, 2012

Effective Date: January 1, 2012